Exhibit 5.1

[Goodwin Procter LLP Letterhead]

September 9, 2014

AvalonBay Communities, Inc.

Ballston Tower

671 N. Glebe Road, Suite 800

Arlington, Virginia 22203

Re:  Legality of Securities to be Registered Under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-179720) (as amended or supplemented, the “Registration Statement”) filed on February 27, 2012 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by AvalonBay Communities, Inc., a Maryland corporation (the “Company”)  of an unlimited amount of securities of the types specified therein.  The Registration Statement became effective upon filing with the Commission on February 27, 2012.  Reference is made to our opinion letter dated February 27, 2012 and included as Exhibit 5.1 to the Registration Statement.  We are delivering this supplemental opinion letter in connection with the prospectus supplement dated September 9, 2014 (the “Prospectus Supplement”) to be filed by the Company with the Commission on September 11, 2014 pursuant to Rule 424 under the Securities Act.  The Prospectus Supplement relates to the offering of 4,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), or up to 5,175,000 shares of Common Stock if the underwriter’s option to purchase up to 675,000 additional shares of Common Stock is exercised in full and the Company elects to have the forward counterparty or its affiliate sell the additional shares, by Goldman, Sachs & Co. (in such capacity, the “Forward Seller”) through Goldman, Sachs & Co. as underwriter (in such capacity, the “Underwriter”) pursuant to an Underwriting Agreement dated September 9, 2014 (the “Underwriting Agreement”) by and among the Company, the Forward Seller and the Underwriter. We understand that the Shares are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Maryland General Corporation Law (which includes reported judicial decisions interpreting the Maryland General Corporation Law).

For purposes of the opinion set forth below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s common stock will be available for issuance when the Shares are issued.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the forward sale confirmation dated September 9, 2014 entered into between the Company and the Forward Seller, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Sincerely,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP